Exhibit 99.1

NOTICE OF BLACKOUT PERIOD TO DIRECTORS
AND EXECUTIVE OFFICERS OF SOVEREIGN BANCORP, INC. AND SOVEREIGN BANK

Notice Date: July 23, 2004

     In preparation for the merger of the Sovereign Bancorp, Inc. Employee Stock Ownership Plan (the “ESOP”) with and into the Sovereign Bancorp, Inc. 401(k) Retirement Plan (the “401(k) Plan”), the ESOP will be subject to a blackout period (the “Blackout Period”) that will temporarily prevent terminated vested ESOP participants from initiating or receiving a distribution of their plan accounts in the form of Sovereign Bancorp, Inc. common stock or cash in lieu of such stock. The Blackout Period is needed to effect the plan merger and to change the ESOP’s trustee and recordkeeper.

     The Blackout Period will begin on September 1, 2004, and end on or about November 15, 2004.

     Under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Section 101(a) of Regulation BTR, promulgated thereunder, each director and executive officer of Sovereign Bancorp, Inc. or Sovereign Bank (together “Sovereign”) subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, is prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any equity security of Sovereign during the Blackout Period, if the director or executive officer acquired or previously acquired the equity security in connection with his or her service or employment as a director or officer of Sovereign. Consequently, during the Blackout Period, you may not purchase, sell or otherwise transfer or acquire any equity securities of Sovereign (or exercise any options) that you acquired in connection with your service as a director or executive officer of Sovereign. Certain transactions are exempt from this prohibition, including, but not limited to, purchases or sales of Sovereign securities pursuant to a Rule 10b5-1 arrangement (provided such arrangement is not adopted or amended during the Blackout Period) and purchases that occur automatically pursuant to the Sovereign Bancorp, Inc. Employee Stock Purchase Plan or the 401(k) Plan.

     The foregoing prohibition is in addition to the restrictions on trading activity under Sovereign’s Policy on Personal Securities Transactions.

     Please note that any security of Sovereign that you purchase, sell or otherwise transfer during the Blackout Period will be automatically treated as acquired in connection with your service or employment with Sovereign unless you establish that the securities were acquired from another source and that such identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting purposes.

     If you have any questions about this notice or the Blackout Period, you should contact David A. Silverman, Esquire, Senior Vice President, General Counsel and Secretary, Sovereign Bancorp, Inc., 1130 Berkshire Boulevard, Wyomissing, PA 19610, 610-208-6120, dsilverm@sovereignbank.com.

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